Exhibit 10.12

EXECUTION VERSION

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATES OR OTHER JURISDICTIONS. THEY ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND SUCH LAWS PURSUANT TO REGISTRATION, QUALIFICATION OR EXEMPTION THEREFROM AND IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE OR OTHER SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

WHF STRS OHIO SENIOR LOAN FUND LLC

LIMITED LIABILITY COMPANY AGREEMENT

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Table of Contents

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Table of Contents

(continued)

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Section 10.9	Further Assurances	30

Section 10.10	Legal Counsel	30

Section 10.11	Execution	30

Section 10.12	Binding Effect	30

Section 10.13	Severability	30

Section 10.14	Computation of Time	30

Section 10.15	Entire Agreement	30

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WHF STRS OHIO SENIOR LOAN FUND LLC
LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement, dated as of January 14, 2019, of WHF STRS Ohio Senior Loan Fund LLC (the “Company”) is entered into by and between WhiteHorse Finance, Inc., a Delaware corporation, and State Teachers Retirement System of Ohio, a public pension fund established under Ohio law (each, a “Member” and collectively, the “Members”).

WHEREAS, the Members desire to form a co-managed limited liability company under the Act (as defined below) for the purposes and pursuant to the terms set forth herein.

NOW THEREFORE, in consideration of the mutual agreements set forth below, and intending to be legally bound, the Members hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1          Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended from time to time.

“Act” means the Limited Liability Company Act of the State of Delaware, as amended from time to time.

“Administrative Agent” means H.I.G. WhiteHorse Administration, LLC, a Delaware limited liability company, or an affiliate thereof retained by the Company with Board Approval to perform administrative services for the Company.

“Administrative Fee” means the administrative fee due to the Administrative Agent pursuant to Section 3(b) of the Administrative Services Agreement.

“Administrative Services Agreement” means the Administrative and Loan Services Agreement between the Company and the Administrative Agent, as amended from time to time with Board Approval.

“Advisers Act” means the Investment Advisers Act of 1940, as amended from time to time.

“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” means this Limited Liability Company Agreement, as it may from time to time be amended.

“Alternative Investment Vehicle” has the meaning set forth in Section 3.6.

“Alternative Rate” means the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) in the jurisdiction of the applicable index currency that is consistent with accepted market practice, which, for the avoidance of doubt, shall be the Secured Overnight Financing Rate (SOFR), as published by the Federal Reserve Bank of New York.

“Board” means the Board of Managers of the Company.

“Board Approval” means, as to any matter requiring Board Approval hereunder, the unanimous approval by a quorum of the Board.

“Budget” has the meaning set forth in Section 6.15(a).

“Capital Account” means, as to each Member, the capital account maintained on the books of the Company for such Member in accordance with Section 4.1.

“Capital Commitment” means, as to each Member, the aggregate amount set forth in such Member’s Subscription Agreement or Agreements delivered herewith or after the date hereof and on the Member List, which is contributed or agreed to be contributed to the Company by such Member as a Capital Contribution.

“Capital Contribution” means, as to each Member, the aggregate amount of cash contributed to the equity capital of the Company by such Member or the fair market value of any property contributed to the equity capital of the Company by such Member, each as set forth in Section 3.1. The Capital Contribution of a Member that is an assignee of all or a portion of an equity interest in the Company shall include the Capital Contribution of the assignor (or a pro rata portion thereof in the case of an assignment of less than the Entire Interest of the assignor).

“Cause” means, (i) in the case of a Member, bad faith, gross negligence, fraud, willful misrepresentation or intentional misconduct in connection with its obligations as a member of the Company hereunder, and (b) in the case of the Administrative Agent, bad faith, gross negligence, fraud, willful misrepresentation or intentional misconduct in connection with its services to the Company under the Administrative Services Agreement, any material violation of this Agreement or the Administrative Services Agreement which, if such material violation can be cured, has not been cured within 30 days, or a material violation of applicable securities laws.

“Certificate of Formation” means the certificate of formation for the Company filed under the Act, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the recitals.

“Control” means the power, directly or indirectly, to direct the management or policies of a Person, whether by ownership of securities, by contract or otherwise.

“Default” has the meaning set forth in Section 3.3(a).

“Default Date” has the meaning set forth in Section 3.3(a).

“Defaulting Member” has the meaning set forth in Section 3.3(a).

“Depreciation” means, for each Fiscal Year (or other applicable period), an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such period, except that (i) if the Gross Asset Value of an asset differs from its adjusted tax basis and such difference is being eliminated by use of the “remedial method” defined by Section 1.704-3(d) of the Treasury Regulations, Depreciation for such period shall be the amount of book basis recovered for such period under the rules prescribed by Section 1.704-3(d)(2) of the Treasury Regulations, and (ii) if the Gross Asset Value of any other asset differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Administrative Agent.

“Entire Interest” means all of a Member’s interests in the Company, including the Member’s transferable interest and all management and other rights.

“ERISA” the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Plan” a Person that is an “employee benefit plan” within the meaning of, and subject to the provisions of, ERISA.

“Event of Default” has the meaning set forth in Section 3.3(c).

“Expenses” means all costs and expenses, of whatever nature, directly or indirectly borne by the Company, including, without limitation, those borne by the Company under the Administrative Services Agreement, the Administrative Fee, the reimbursement of fees and expenses set forth in the last sentence of Section 6.14 and the Organization Costs.

“Fiscal Year” means the accounting period of the Company ending on December 31 of each year.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any U.S. federal, state, local or foreign governmental or quasi-governmental entity, agency or regulatory body.

“Gross Asset Value” means, with respect to any asset of the Company, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i)          the Gross Asset Value of any asset contributed by a Member to the Company is the Value of such asset as determined in accordance with Section 9.5 at the time of contribution;

(ii)         the Gross Asset Value of all Company assets shall be adjusted to equal their respective Values determined in accordance with Section 9.5, including as of the following times: (A) the acquisition of any additional interests in the Company by any new or existing Member in exchange more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an additional interest in the Company; (C) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; or (D) at such other times as are permitted under the Treasury Regulations; provided, however, that the adjustments pursuant to clauses (A), (B) and (D) above shall be made only if the Board determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

(iii)        the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the Value of such asset on the date of distribution as determined in accordance with Section 9.5.

If the Gross Asset Value of an asset of the Company has been determined or adjusted pursuant to subparagraph (i) or (ii) of the foregoing definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits or Losses.

“Indemnified Loss” has the meaning set forth in Section 6.12(a).

“Investment” means an investment of any type held, directly or indirectly, other than interests in Subsidiaries.

“Investor Laws” has the meaning set forth in Section 7.2(b).

“LIBOR” means the one-month London InterBank Offered Rate. Notwithstanding the preceding sentence, if LIBOR has been permanently or temporarily discontinued, LIBOR shall be substituted with the Alternative Rate. As part of such substitution, the Board may make such adjustments to the Alternative Rate or the spread thereon, in each case that are consistent with accepted market practice for the use of such Alternative Rate.

“Manager” means each Person elected, designated or appointed to serve as a member of the Board.

“Member” and “Members” have the meaning set forth in the recitals and also includes any Person that becomes a Member of the Company after the date hereof under the terms of this Agreement.

“Member List” has the meaning set forth in Section 2.7.

“Non-Defaulting Member” has the meaning set forth in Section 3.3(b).

“Organization Costs” means all out-of-pocket costs and expenses reasonably incurred directly by the Company or for the Company by a Member or its Affiliates in connection with the formation and capitalization of the Company, the initial offering of interests in the Company to WHF and STRS Ohio, and the preparation by the Company to commence its business operations, including, without limitation, reasonable and documented (i) fees and disbursements of external legal counsel to (A) the Company, (B) the Administrative Agent or its Affiliates or (C) each Member up to $50,000 for each Member, other than the fees and disbursements associated with the negotiation and execution of this Agreement, and (ii) accountant fees and other fees for professional services. The total amount of Organization Costs shall not exceed $200,000.

“Partnership Representative” has the meaning set forth in Section 6.13(a).

“Person” means an individual, corporation, partnership, association, joint venture, company, limited liability company, trust, Governmental Authority or other entity.

“Portfolio Company” means, with respect to any Investment, any Person that is the issuer of any equity securities, equity-related securities or obligations, debt instruments or debt-related securities or obligations (including senior debt instruments, including investments in senior loans, senior debt securities and any notes or other evidences of indebtedness, preferred equity, warrants, options, subordinated debt, mezzanine securities or similar securities or instruments) that are the subject of such Investment. For the avoidance of doubt, direct or indirect wholly owned Subsidiaries of the Company are not Portfolio Companies.

“Proceeding” has the meaning set forth in Section 6.12(a).

“Profits” and “Losses” mean, for each Fiscal Year (or other applicable period), an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in taxable income or loss), with the following adjustments:

(i)          Income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss.

(ii)         Expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such expenditures pursuant to Section 1.704-l(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss.

(iii)        In the event the Gross Asset Value of the Company is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses.

(iv)        Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

(v)         In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period computed in accordance with the definition thereof.

(vi)        To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Section 734(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

(vii)       Any items which are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits or Losses.

(viii)      The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to this Agreement shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Proportionate Share” means, as to any Member, the percentage that its Capital Account represents of all Capital Accounts.

“Revolving Credit Investment” means any revolving credit facility or similar credit facility provided by the Company, directly or indirectly, to a borrower or acquired from another Person; provided that in the case of any such credit facility provided or acquired indirectly through another entity which is not wholly owned by the Company, the Revolving Credit Investment shall be the Company’s proportionate share thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“STRS Ohio” means State Teachers Retirement System of Ohio, a public pension fund established under Ohio law, or any Person substituted for STRS Ohio as a Member pursuant to the terms of this Agreement.

“Subordinated Note” means each of (i) the Subordinated Note of the Company issued to WHF on the date hereof and (ii) the Subordinated Note of the Company issued to STRS Ohio on the date hereof.

“Subscription Agreement” means any subscription agreement entered into by a Member in respect of its Capital Commitment.

“Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Temporary Advance” has the meaning set forth in Section 3.2(a).

“Temporary Advance Rate” means, with respect to any period, the rate equal to (i) the sum of the average LIBOR during such period (expressed as an annual rate) plus 4.5%) per annum, multiplied by (ii) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365; provided that (A) the Temporary Advance Rate for any Temporary Advance outstanding for less than four days shall equal zero and (B) the Board may adjust such Temporary Advance Rate from time to time.

“Temporary Investments” means short-term investments consisting of (a) U.S. government and agency obligations maturing within one hundred eighty (180) days, (b) commercial paper rated not lower than A-1 by Standard & Poor’s Rating Services or P-1 by Moody’s Investors Service, Inc. with maturities of not more than six (6) months and one (1) day, (c) interest-bearing deposits in U.S. banks and U.S. branches of French, Japanese, English, Swiss, Dutch or Canadian banks, in either case having one of the ratings referred to above, maturing within one hundred eighty (180) days, (d) money market mutual funds with assets of not less than $750 million ($750,000,000) and all or substantially all of which assets are reasonably believed by the Board to consist of items described in one or more of the foregoing clauses (a), (b) and (c), and (e) overnight repurchase agreements with primary federal reserve bank dealers collateralized by direct U.S. government obligations and/or money market instruments and deposits with banks and other financial institutions determined by the Board in good faith to be reputable. For greater certainty, the foregoing requirements shall in no way apply to special purpose accounts established in connection with the consummation of an Investment.

“Temporary Investment Income” means income from Temporary Investments, net of related expenses and reserves which are allocated to such income.

“Transfer” or “transfer” means, with respect to any Member’s interest in the Company, the direct or indirect sale, assignment, a change of control (including also any going-public transaction) of the Company, transfer, withdrawal, mortgage, pledge, hypothecation, exchange or other disposition of any part or all of such interest, whether or not for value and whether such disposition is voluntary, involuntary, by operation of law or otherwise, and, in the case of WHF, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), other than H.I.G. Capital, L.L.C. or its Affiliates, shall have acquired beneficial ownership of a majority of the voting interests of WHF. A “transferee” or “transferor” means a Person that receives or makes a transfer.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Department of the Treasury.

“Value” means, as of the date of computation with respect to an asset of the Company or any asset to be acquired by the Company, the value of such asset determined in accordance with Section 9.5.

“WHF” means WhiteHorse Finance, Inc., a Delaware corporation, or any Person substituted for WhiteHorse Finance, Inc. as a Member pursuant to the terms of this Agreement.

ARTICLE 2
GENERAL PROVISIONS

Section 2.1          Formation of the Limited Liability Company. The Company was formed under and pursuant to the Act upon the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, and the Members hereby agree to continue the Company under and pursuant to the Act. The Members agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. Each Person being admitted as a Member as of the date hereof shall be admitted as a Member at the time such Person has executed this Agreement or a counterpart of this Agreement.

Section 2.2          Company Name. The name of the Company shall be “WHF STRS Ohio Senior Loan Fund LLC” or such other name as approved by Board Approval.

Section 2.3          Place of Business; Agent for Service of Process.

(a)         The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801, or such other place as the Board may designate. The name of Company’s registered agent for service at such address is The Corporation Trust Company or such other Person as the Members may designate.

(b)         The initial principal business office of the Company shall be at 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131.

Section 2.4          Purpose and Powers of the Company.

(a)         The purpose and business of the Company shall be (i) to make Investments, either directly or indirectly through Subsidiaries or other Persons, in senior secured loans of privately held companies, with guidelines as established from time to time by Board Approval, and (ii) to engage in any other lawful acts or activities as the Board deems reasonably necessary or advisable for which limited liability companies may be organized under the Act.

(b)         Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 2.4(a).

(c)         The Company may enter into and perform Subscription Agreements among the Company and each Member, without any further act, vote or approval of any Member notwithstanding any other provision of this Agreement (other than Section 3.1(a)), the Act or any other applicable law, rule or regulation.

Section 2.5          Fiscal Year. The fiscal year of the Company shall be the period ending on December 31 of each year.

Section 2.6          Liability of Members. Except as expressly provided in this Agreement, a Member shall have no liability for the repayment, satisfaction and discharge of the debts, liabilities and obligations of the Company other than as may be expressly required by the Act. A Member that receives a distribution made in violation of the Act shall be liable to the Company for the amount of such distribution to the extent, and only to the extent, required by the Act. The Members, in their capacities as such, shall not otherwise be liable for the repayment, satisfaction or discharge of the Company’s debts, liabilities and obligations, except that each Member shall be required to make Capital Contributions in accordance with the terms of this Agreement and shall be required to repay any distributions which are not made in accordance with this Agreement.

Section 2.7          Member List. The Administrative Agent shall cause to be maintained in the principal office of the Company a list (the “Member List”) setting forth, with respect to each Member, such Member’s name, address, Capital Commitment, Capital Contributions and such other information as the Administrative Agent may deem necessary or desirable or as required by the Act. The Administrative Agent shall from time to time update the Member List as necessary to reflect accurately the information therein. Any reference in this Agreement to the Member List shall be deemed to be a reference to the Member List as in effect from time to time. No action of the Members shall be required to supplement or amend the Member List. Revisions to the Member List made by the Administrative Agent as a result of changes to the information set forth therein made in accordance with this Agreement shall not constitute an amendment of this Agreement.

ARTICLE 3
COMPANY CAPITAL AND INTERESTS

Section 3.1           Capital Commitments.

(a)         Each Member’s Capital Commitment shall be set forth on the Member List and in such Member’s Subscription Agreements and shall be payable in cash in U.S. dollars, or, with Board Approval, other property. Following Board Approval of an Investment or a Capital Contribution, the Administrative Agent shall issue a notice to each Member setting forth the terms of the associated Capital Contribution, including the payment date (provided that notice shall be provided no less than three business days prior to the payment date). Capital Contributions shall be made by all Members pro rata based on their respective Capital Commitments.

(b)         Capital Contributions which are not used within 90 days shall be returned to the Members (with any Temporary Investment Income earned thereon) in the same proportion in which made, in which case such amount shall be added back to the unfunded Capital Commitments of the Members and may be recalled by the Company as set forth in this Article 3.

Section 3.2           Temporary Advances.

(a)         A Member may (i) in its discretion and upon prior notice to the other Member, (A) if the Company does not have sufficient liquidity to pay its obligations as they come due, make loans to temporarily fund the Company until Capital Contributions are made by the Members as set forth in Section 3.1 or (B) make loans to temporarily fund the Company in order to make Investments until Capital Contributions are made by the Members as set forth in Section 3.1 or (ii) with Board Approval, contribute property with a fair market value in excess of such Member’s required Capital Contribution on such date (such loan or the amount of such excess, a “Temporary Advance”).

(b)        At the time of any Capital Contribution pursuant to Section 3.1, without any further approval by the Board or any Member, an amount equal to any outstanding unreturned Temporary Advance, plus interest at the Temporary Advance Rate, shall be repaid to the Member who made such Temporary Advance from the other Member’s Capital Contribution. At the time of any distribution pursuant to Section 5.1(d), any outstanding unreturned Temporary Advances, plus interest at the Temporary Advance Rate, shall be paid as set forth in Section 5.1(d)(i).

(c)         Any Temporary Advance made pursuant to this Section 3.2 shall be repaid on the later of (i) 30 days from the date on which the Temporary Advance was made, or (ii) 10 business days after a capital call is made with respect to any such Temporary Advance.

Section 3.3          Defaulting Members.

(a)         A “Default” in respect of any Member (a “Defaulting Member”) means the occurrence of any of the following events:

(i)          the failure of such Member to pay in full any portion of such Member’s Capital Commitment;

(ii)         a material breach of this Agreement by such Member; or

(iii)        any action by such Member that constitutes Cause.

(b)         If the other Member (the “Non-Defaulting Member”) has provided written notice to the Defaulting Member, and the Default has not been cured within 10 days after such written notice has been given (the “Default Date”), the Non-Defaulting Member, in its sole discretion, shall have the right to pursue one or more of the following remedies:

(i)          on behalf of the Company, collect such unpaid portion, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the “prime rate”, as published in the “Money Rates” section of The Wall Street Journal in effect on the date such payment was required to be made, plus 4% (and all attorneys’ fees and other costs incident thereto), by exercising and/or pursuing any legal remedy the Company may have to collect such portion; provided that if The Wall Street Journal ceases publication of such rate, then such rate shall mean such rate selected by the Company in its reasonable judgment as most nearly approximates the foregoing, and changes in such rate shall be effective simultaneously with the change in the “prime rate” as so published or selected; and

(ii)         exercise any legal remedy, including, without limitation, recovering from the Defaulting Member all damages arising from or related to the Default to the extent incurred by the non-Defaulting Member.

(c)         An “Event of Default” means that a Non-Defaulting Member has given written notice to the Defaulting Member, and the Default has not been cured within 20 business days after the Default Date. If an Event of Default occurs, the Non-Defaulting Member, in its sole discretion, shall have the right to dissolve and wind up the Company in accordance with Article 8.

(d)         Notwithstanding Section 3.3(c), in the case of a Default pursuant to Section 3.3(a)(i), an Event of Default may be cured if the Defaulting Member contributes the required Capital Contribution, plus any interest or related damages pursuant to Section 3.3(b)(i) within 10 days from the Default Date.

Except as set forth below, the Non-Defaulting Member’s election to pursue any such remedies in Section 3.3(b) or Section 3.3(c) shall not be deemed to preclude such Member from pursuing any other such remedy, or any other available remedy, simultaneously or subsequently.

(e)         Notwithstanding any provision of this Agreement to the contrary:

(i)          a Defaulting Member shall remain fully liable to the Company to the extent provided by law as if such default had not occurred;

(ii)         a Defaulting Member shall not be entitled to distributions made after the Default Date until the Default is cured and any such distributions to which such Defaulting Member would otherwise have been entitled if such Default had not occurred shall be debited against the Capital Account of the Defaulting Member so as to reduce the remaining amount of the Default; and

(iii)        the Company shall not make new Investments after the Default Date until the Default is cured; provided, however, that the Company shall continue to (A) make Investments which the Company was committed to make in whole or in part (as evidenced by a commitment letter, executed term sheet or executed letter of intent, or definitive legal documents under which less than all advances have been made) prior to the Default Date and (B) satisfy funding or other obligations with respect to all Investments made prior to the Default Date, including any ongoing funding obligations relating to Revolving Credit Investments.

Section 3.4          Interest or Withdrawals. With the exception of Temporary Investment Income, no Member shall be entitled to receive any interest on any Capital Contribution to the Company. Except as otherwise specifically provided herein, no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account balance.

Section 3.5          Admission of Additional Members.

(a)         The Members may, with Board Approval, (i) admit additional Members upon terms approved by Board Approval, (ii) permit existing Members to subscribe for additional interests in the Company and (iii) admit a substitute Member in accordance with Section 7.1. The Board may condition any admission of additional Members upon the acceptance of appropriate amendments to this Agreement.

(b)         Each additional Member shall execute and deliver a written instrument satisfactory to each of the existing Members whereby such Member shall become a party to this Agreement, as well as a Subscription Agreement and any other documents reasonably required by the existing Members. Each such additional Member shall thereafter be entitled to all the rights and subject to all the obligations of Members as set forth in this Agreement. Upon the admission of or the increase in the interest of any Member as herein provided, the Administrative Agent is hereby authorized to update the Member List, as required, to reflect such admission or increase.

Section 3.6          Alternative Investment Vehicle. Based on legal, tax, regulatory and other structuring considerations, in connection with particular Investments, the Company may, with Board Approval, create one or more parallel partnerships, corporations or other entities (each, an “Alternative Investment Vehicle”) for purposes of making, holding and disposing of one or more Investments. One or more of the Members shall be required to provide capital directly to each such Alternative Investment Vehicle to the same extent, for the same purposes and on the same terms and conditions as the Members are required to provide capital to the Company and such capital shall reduce the unfunded Capital Commitment to the same extent as if made to the Company. The terms of any Alternative Investment Vehicle, including the terms with respect to management and control of the Alternative Investment Vehicle, shall be substantially similar in all material respects to those of the Company; provided that such terms may vary based on the structure of the relevant transaction, legal, tax and regulatory considerations. Any such Alternative Investment Vehicle will be structured in a manner whereby the Members participating in such Alternative Investment Vehicle shall bear the incremental costs of the alternative arrangement (including taxes). The governing documents of any Alternative Investment Vehicle shall provide for the limited liability of the Members to the same extent in all material respects as is provided to the Members under this Agreement. If a Member fails to provide all or a portion of its required capital to an Alternative Investment Vehicle on the applicable drawdown date (unless such Member is excused from providing such capital by the governing documents of such Alternative Investment Vehicle), the other Member shall be entitled to pursue any and all remedies set forth in Section 3.3 in addition to any applicable provisions of the governing documents of the Alternative Investment Vehicle.

ARTICLE 4
ALLOCATIONS

Section 4.1          Capital Accounts.

(a)         An individual capital account (a “Capital Account”) shall be maintained for each Member consisting of such Member’s Capital Contributions, increased or decreased by Profit or Loss allocated to such Member, decreased by the cash or Value of property distributed to such Member (giving net effect to any liabilities the property is subject to, or which the Member assumes), and otherwise maintained consistent with this Agreement. The Administrative Agent shall not modify the manner in which Capital Accounts are computed without Board Approval. Capital Accounts shall be maintained in a manner consistent with applicable Treasury Regulations.

(b)         Profit or Loss shall be allocated among Members as of the end of each fiscal year of the Company; provided that Profit or Loss shall also be allocated at the end of (i) each period terminating on the date of any withdrawal by any Member, (ii) each period terminating immediately before the date of any admission or increase in Capital Commitment of any Member, (iii) the liquidation of the Company, or (iv) any period which is determined by Board Approval to be appropriate.

Section 4.2          Allocations. Profit or Loss shall be allocated among the Members as provided by this Section 4.2. Loss (after taking into account any interest expense incurred on Temporary Advances) shall be allocated among the Members pro rata in accordance with their Capital Accounts. Profit shall be allocated among the Members (i) first, pro rata until the cumulative amount of Profit allocated to a Member (or any transferee of any Member) equals the cumulative amount of Loss previously allocated to such Member (or any transferee of such member) and (ii) thereafter pro rata in accordance with the Members’ respective Proportionate Shares. Notwithstanding the foregoing, the Board may specifically allocate Profit and Loss (and, to the extent necessary, individual items of income, gain, loss or deduction) if the Board reasonably determines that any such special allocation is necessary to give economic effect to Articles 5 and 8 or other relevant provisions of this Agreement.

Section 4.3          Changes of Interests. For purposes of allocating Profit or Loss for any fiscal year or other fiscal period between any permitted transferor and transferee of an interest in the Company, or between any Members whose relative interests in the Company have changed during such period, or to any withdrawing Member that is no longer a Member in the Company, the Company shall allocate according to any method allowed by the Code and selected by the Members. Distributions with respect to an interest in the Company shall be payable to the owner of such interest on the date of distribution. For purposes of determining the Profit or Loss allocable to or the distributions payable to a permitted transferee of an interest in the Company or to a Member whose interest has otherwise increased or decreased, Profit or Loss allocations and distributions made to predecessor owners with respect to such transferred interest or increase of interest shall be deemed allocated and made to the permitted transferee or other holder.

Section 4.4          Income Taxes and Tax Capital Accounts.

(a)         The Company shall be treated as a partnership for U.S. federal income tax purposes. No Member shall take any action inconsistent with the Company being treated as a partnership for U.S. federal income tax purposes.

(b)         Except as otherwise provided in Section 4.4(c), each item of taxable income, gain, loss, deduction or credit shall be allocated in the same manner as the corresponding book item is allocated pursuant to Section 4.2.

(c)         In the event of any variation between the adjusted tax basis and Value of any Company property reflected in the Members’ Capital Accounts maintained for federal income tax purposes, such variation shall be taken into account in allocating taxable income or loss for income tax purposes in accordance with, and to the extent consistent with, the principles under Section 704(c) of the Code and applicable Treasury Regulations, or the successor provisions of such Code Section or applicable Treasury Regulations. A decision to use a method to allocate such variation pursuant to Treasury Regulations Section 1.704-3 shall be considered a tax election requiring Board Approval.

ARTICLE 5
DISTRIBUTIONS

Section 5.1           General.

(a)         To the extent of available cash and cash equivalents after the payment of Expenses, the Company may make distributions quarterly in such amounts as determined by Board Approval, shared among the Members as set forth in Section 5.1(d); provided that the amount of any such distribution may be reduced as provided by Section 5.2 and Section 5.3; provided further that Capital Contributions that are otherwise distributable pursuant to this Section 5.1 may be reserved for up to 90 days after the date on which any such Capital Contributions are otherwise distributable and any reserves shall be disclosed (i) to the Members when such reserves are established and (ii) when used or released.

(b)        Unless determined otherwise by Board Approval, distributions to the Members on an annual basis shall equal the sum of no less than: (i) 98% of the Company’s ordinary income as defined in Section 4982 of the Code for such calendar year plus (ii) 98.2% of the Company’s capital gain net income as defined in Section 4982 of the Code (both long-term and short-term) for the one-year period ending on October 31 of the calendar year.

(c)         The Company, with Board Approval, may determine to make one or more distributions, from time to time, in addition to those required by Section 5.1(a) and (b) from available cash or cash equivalents received from one or more Investments (whether from principal repayment or otherwise and after reduction as provided by Section 5.2 and Section 5.3).

(d)         Any distribution under this Section 5.1 shall be made as follows:

(i)          First, to pay any Temporary Advances that have been outstanding for a period of 30 days or more and any interest accrued thereon; and

(ii)         Second, to the extent of any remaining available cash or cash equivalents after distributions pursuant to Section 5.1(d)(i), to the Members in accordance with their respective Proportionate Shares.

Section 5.2          Withholding. The Company may withhold from any distribution to any Member any amount which the Company has paid or is obligated to pay in respect of any withholding or other tax, including without limitation, any interest, penalties or additions with respect thereto, imposed on any interest or income of or distributions to such Member, and such withheld amount shall be considered an interest payment or a distribution, as the case may be, to such Member for purposes hereof. If no payment is then being made to such Member in an amount sufficient to pay the Company’s withholding obligation, any amount which the Company is obligated to pay shall be deemed an interest-free advance from the Company to such Member, payable by such Member by withholding from subsequent distributions or within 10 days after receiving written request for payment from the Company.

Section 5.3           Certain Limitations. Notwithstanding the foregoing provisions:

(a)         In no event shall the Company make a distribution to the extent that it would (i) render the Company insolvent, or (ii) violate Section 18-607(a) of the Act or other applicable law.

(b)         Without Board Approval, the Company shall not make in-kind distributions. Distributions of securities and of other non-cash assets of the Company upon such Board Approval shall only be made pro rata to all Members (in proportion to their respective Capital Accounts) with respect to each security or other such asset distributed. Securities listed on a national securities exchange that are not restricted as to transferability and unlisted securities for which an active trading market exists and that are not restricted as to transferability shall be valued in the manner contemplated by Section 9.5 as of the close of business on the day preceding the distribution, and all other securities and non-cash assets shall be valued as determined in the last valuation made pursuant to Section 9.5.

ARTICLE 6
MANAGEMENT OF COMPANY

Section 6.1          Management Generally; Delegation of Authority.

(a)         The management of the Company and its business and affairs shall be vested in the Board. The Board shall act as the “manager” of the Company for the purposes of the Act, and the Members shall not manage or control the business and affairs of the Company except for situations in which the approval of all or certain Members is required by this Agreement or by non-waivable provisions of applicable law. Matters requiring Board Approval are set forth in further detail in Schedule I, which is incorporated by reference herein.

(b)        The Company shall enter into the Administrative Services Agreement, attached as Exhibit A, with the Administrative Agent on the date hereof. Pursuant to the Administrative Services Agreement, certain accounting, reporting, audit, governance, financial and tax-related services and other administrative functions are delegated to the Administrative Agent. The Members agree that, notwithstanding anything to the contrary herein, the Administrative Services Agreement shall not require Board Approval and is hereby approved by the Members; provided that any material modification or material waiver to the Administrative Services Agreement after the date hereof shall require Board Approval as specified in Schedule I. All functions and discretionary authority not expressly delegated to the Board from time to time shall be deemed delegated to the Administrative Agent. The Board reserves the right to modify, from time to time, the functions and discretionary authority granted to the Administrative Agent. Notwithstanding the foregoing, upon the occurrence of any action by the Administrative Agent that constitutes Cause and which has not been cured within 30 days following written notice by a Member to the other Member and the Company to such effect, such Member may provide written notice to the other Member and the Company within 10 business days following such 30th day directing the Company to terminate the Administrative Services Agreement. Promptly following the receipt of such notice, (i) the Company shall terminate the Administrative Services Agreement, (ii) the Administrative Agent shall cease to accrue and shall return any Administrative Fee to the Company from the date of the occurrence of the action that constituted Cause, and (iii) each Member shall have the right to dissolve and wind up the Company in accordance with Article 8.

(c)         The Company shall require that the Administrative Agent shall at all times act in the best interest of the Company and its Members as a whole.

Section 6.2           Board of Managers.

(a)         The Members may determine at any time by mutual agreement the number of Managers to constitute the Board, and the authorized number of Managers may be increased or decreased by the Members at any time by mutual agreement, upon notice to all Managers; provided that at all times each Member has an equal number of Managers on the Board. The initial number of Managers shall be four, and each Member shall elect, designate or appoint two Managers. Each Manager elected, designated or appointed by a Member shall hold office until a successor is elected and qualified by such Member or until such Manager’s earlier death, resignation, expulsion or removal. A Manager need not be a Member.

(b)         The Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.

Section 6.3           Meetings of the Board of Managers. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Meetings of the Board may be called by any Manager on not less than three business days’ notice to each Manager by telephone, facsimile, mail, email or any other similar means of communication, with such notice stating the place, date and hour of the meeting, the purpose or purposes for which such meeting is called, the means by which each Manager may participate by telephone conference or similar communications equipment in accordance with Section 6.5, and any meeting materials attached. In the event of an emergency, Managers shall cooperate in good faith to convene a meeting of the Board as soon as possible. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 6.4           Quorum; Acts of the Board.

(a)         At all meetings of the Board: (i) the presence of two Managers shall constitute a quorum for the transaction of business; provided that at least one Manager is present that was elected, designated or appointed by each Member; (ii) the presence of three Managers shall constitute a quorum for the transaction of business; provided that the Manager that was elected, designated or appointed by the Member with only one Manager present shall be entitled to cast two votes on each matter; and (iii) the presence of four Managers shall constitute a quorum; provided that two Managers are present that were elected, designated or appointed by each Member. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b)         Every act or decision done or made by the Board shall require the unanimous approval of all Managers present at a meeting duly held at which a quorum is present; provided, for the avoidance of doubt, a resolution as to any act or decision that does not receive such unanimous approval shall fail to be adopted. The Company shall not have the authority without Board Approval to approve or undertake any item set forth in Schedule I (as such schedule may be amended from time to time with Board Approval). Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without notice and without a vote if all Managers entitled to vote with respect to the subject matter thereof consent thereto in writing (including by e-mail), and the writing or writings are filed with the minutes of proceedings of the Board.

Section 6.5          Electronic Communications. Managers may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company. The Administrative Agent shall be responsible for providing telephone conference or similar communications equipment facilities.

Section 6.6           Compensation of Managers; Expenses. The Managers will not receive any compensation. However, the Managers elected, designated or appointed by WHF shall be reimbursed for their reasonable out-of-pocket expenses, if any, of attendance at meetings of the Board. Unless and until the laws of the State of Ohio are changed, the Managers elected, designated or appointed by STRS Ohio shall not be reimbursed for any expenses incurred in attending meetings of the Board. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor.

Section 6.7          Removal and Resignation of Managers; Vacancies. Unless otherwise restricted by law, any Manager may be removed or expelled, with or without cause, at any time solely by the Member that elected, designated or appointed such Manager. Any Manager may resign at any time by giving written notice to the Board. Such resignation shall take effect at the time specified therein and, unless tendered to take effect upon acceptance thereof, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy caused by removal or expulsion of a Manager or the resignation of a Manager in accordance with this Section 6.7 shall be filled solely by the action of the Member who previously elected, designated or appointed such Manager in order to fulfill the Board composition requirements of Section 6.2(a).

Section 6.8          Managers as Agents. To the extent of their powers set forth in this Agreement, the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Board expressly authorizing such action which resolution is duly adopted by the Board, a Manager may not bind the Company.

Section 6.9          Duties of the Board. Members and Managers shall owe no fiduciary or other duties to the Company except for the duty of good faith. Managers shall be entitled to act solely in the interest of their appointing Members (such action shall not be deemed to be a breach of any duty of good faith) and to the maximum extent permitted by law, shall not, by virtue of such position with the Company, be deemed to have fiduciary or other duties to the Company, the Members or any agents thereof. To the extent that, at law or in equity, a Manager of the Company has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, such individual acting in good faith pursuant to the terms of this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of such individual otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such individual.

Section 6.10        Reliance by Third Parties. Notwithstanding any other provision of this Agreement, any contract, instrument or act on behalf of the Company by a Member, a Manager, an officer or any other Person delegated by Board Approval shall be conclusive evidence in favor of any third party dealing with the Company that such Person has the authority, power and right to execute and deliver such contract or instrument and to take such act on behalf of the Company. This Section shall not be deemed to limit the liabilities and obligations of such Person to seek Board Approval as set forth in this Agreement.

Section 6.11         Members’ Outside Transactions; Investment Opportunities.

(a)         Each Member shall devote such time and effort as is reasonably necessary to diligently administer the activities and affairs of the Company, but a Member shall not be obligated to spend full time or any specific portion of its time to the activities and affairs of the Company.

(b)         No Member shall be obligated to offer any investment opportunity, or portion thereof, to the Company.

(c)         Subject to the foregoing provisions of this Section 6.11 and other provisions of this Agreement, each of the Members, the Administrative Agent and each of their respective Affiliates and members may engage in, invest in, participate in or otherwise enter into other business ventures of any kind, nature and description, individually and with others, including, without limitation, the formation and management of other investment funds with or without the same or similar purposes as the Company, and the ownership of and investment in securities, and neither the Company nor any other Member shall have any right in or to any such activities or the income or profits derived therefrom. Affiliates of the Members may manage and administer other investment funds and other accounts with similar or dissimilar mandates and may manage or administer additional funds and other accounts in the future. Except for any obligations under the Advisers Act, no Affiliate of a Member shall be obligated to offer any investment opportunity, or portion thereof, to the Company.

Section 6.12         Indemnification.

(a)         Subject to the limitations and conditions as provided in this Section 6.12, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member or a Manager, or a representative, officer, director or employee thereof, (each, an “Indemnified Party”) shall be indemnified, defended and held harmless by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all liabilities and expenses (including judgments, penalties (including excise and similar taxes and punitive damages), losses, fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ and experts’ fees)) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each, an “Indemnified Loss”), unless such Indemnified Loss shall have been primarily the result of bad faith, gross negligence, fraud, willful misrepresentation, intentional misconduct, material violation of this Agreement or the Administrative Services Agreement not cured within any applicable notice and cure periods, or a violation of applicable securities laws by the Person seeking indemnification hereunder, in which case such indemnification shall not cover such Indemnified Loss to the extent resulting from such bad faith, gross negligence, fraud, willful misrepresentation, intentional misconduct, material violation of this Agreement or the Administrative Services Agreement, or a violation of applicable securities laws. Indemnification under this Section 6.12 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 6.12 shall be deemed contract rights, and no amendment, modification or repeal of this Section 6.12 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. To the fullest extent permitted by law, no Person entitled to indemnification under this Section 6.12 shall be liable to the Company or any Member for any act or omission performed or omitted by or on behalf of the Company; provided that such act or omission has not been fully adjudicated to constitute bad faith, gross negligence, fraud, willful misrepresentation, intentional misconduct, or any material violation of this Agreement or the Administrative Services Agreement not cured within any applicable notice and cure periods. In addition, any Person entitled to indemnification under this Section 6.12 may consult with legal counsel selected with reasonable care and shall incur no liability to the Company or any Member to the extent that such Person acted or refrained from acting in good faith in reliance upon the opinion or advice of such counsel. No Indemnified Party shall be entitled to indemnification or, for the avoidance of doubt, to the advancement of expenses with respect to any Proceeding that relates (i) solely to a dispute between or among one or more Indemnified Parties, or (ii) to any claim asserted by or on behalf of the Company.

(b)         The right to indemnification conferred in Section 6.12(a) shall include the right, subject to Board Approval, to be paid or reimbursed by the Company for the reasonable expenses incurred by a Person entitled to be indemnified under Section 6.12(a) who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written undertaking by such Person to repay all amounts so advanced if it shall be finally adjudicated that such indemnified Person is not entitled to be indemnified under this Section 6.12.

(c)         The Company, with Board Approval, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Member under Sections 6.12(a) and (b).

(d)         The right to indemnification and the advancement and payment of expenses conferred in this Section 6.12 shall not be exclusive of any other right that a Member or other Person indemnified pursuant to this Section 6.12 may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

(e)         No Member shall be required to contribute additional capital to the Company to allow the Company to meet the Company’s indemnification obligations under this Section 6.12 in excess of such Member’s then unfunded Capital Commitment.

(f)         Subject to Section 6.12(g) below, if (i) the Company incurs a liability or obligation, including an indemnification obligation, (ii) the Company does not have sufficient available funds to satisfy such liability or obligation, and (iii) each Member (other than any Defaulting Member) has a zero uncontributed Capital Commitment, then the Board may, subject to this Section 6.12, require the Members to contribute to the Company distributions received by such Member necessary to satisfy such liability or obligation subject to the limitations set forth in this Section 6.12, upon not less than ten (10) business days’ prior written notice from the Board.

(g)         Notwithstanding the foregoing, no Member shall be required to contribute any amounts pursuant to this Section 6.12 after the earlier to occur of (i) the second (2nd) anniversary of the date of the applicable distribution and (ii) the second (2nd) anniversary of the date of the expiration or earlier termination of the term of the Partnership, except to fund such liability or obligation (x) with respect to which the Company has received a written notice of claim or that the Company is in the process of litigating, arbitrating or otherwise settling as of such second (2nd) anniversary date, and (y) with respect to which the Company has delivered to the Members within thirty (30) calendar days after such second (2nd) anniversary date written notice of such claim, litigation, arbitration or settlement process. In addition, the amount of distributions that a Member shall be required to contribute pursuant to this Section 6.12 shall not exceed an amount equal to twenty-five percent (25%) of the distributions received by such Member in respect of a return of capital.

(h)         The indemnification rights provided by this Section 6.12 shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of each Person indemnified pursuant to this Section 6.12.

(i)          The Members and their Affiliates shall have no liability to the Company or to any other Member for any loss suffered by the Company which arises out of any action or inaction of the Member or its Affiliates if the Member or its Affiliates, in good faith, determined that such course of conduct was in the best interests of the Company and if such course of conduct did not constitute fraud, gross negligence or willful misconduct of the Member or Affiliate and did not constitute intentional or criminal wrong-doing, provided, however, that for the avoidance of doubt, the Members and their Affiliates shall not be exculpated from breaches of this Agreement.

Section 6.13         Partnership Representative.

(a)         WHF or its designee shall act as the “partnership representative” of the Company for purposes of Section 6223 of the Code and in any similar capacity under applicable state or local tax law (the “Partnership Representative”), and, subject to certain matters requiring Board Approval or otherwise specifically provided for in this Agreement, shall have sole discretion to make or refrain from making any election or otherwise act on behalf of the Company in any audit proceeding involving the Company. The Partnership Representative shall promptly advise each Member of any tax proceedings with respect to the Company and keep each Member reasonably informed of any material developments of any such proceedings. All reasonable out-of-pocket expenses incurred by the Partnership Representative shall be paid or reimbursed by the Company. Each Member (or former Member) agrees to indemnify the Company for any taxes (and related interest, penalties or other charges or expenses) payable by the Company and attributable to such Member’s (or former Member’s) interest in the Company, as determined by the Partnership Representative. The obligations hereunder shall survive the withdrawal of any Member, the winding up or dissolution of the Company, or both.

(b)         Each other Member agrees to furnish the Partnership Representative such information as may be required for the Company to comply with any tax accounting, withholding and reporting obligation, including (but not limited to) any obligation to make mandatory basis adjustments to Company property pursuant to Section 754 of the Code.

(c)         Each other Member agrees that any action taken by the Partnership Representative in connection with audits by federal or state taxing authorities of the Company in accordance with applicable law shall be binding upon such Member and each such Member further agrees that such Member shall not without notice to the Partnership Representative treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s return.

Section 6.14         Senior Financing. If within 90 days after the date of this Agreement, definitive documentation is not executed by the Company or its Subsidiaries with respect to an unaffiliated third party to provide third party senior financing making available to the Company or its Subsidiaries an amount of indebtedness equal to at least $100,000,000 (the “Senior Financing”), either Member may provide written notice to the other Member and the Company within 90 days following such 90th day but before the Senior Financing has been finalized directing the Company to cease making Investments. Until such time as definitive documentation is executed by the Company or its Subsidiaries with respect to the Senior Financing or such Member withdraws such direction by written notice to the other Member and the Company, the Company shall cease making Investments; provided, however, that during any such period in which a Member has validly directed the Company to cease making Investments, the Company shall continue to (a) make Investments which the Company was committed to make in whole or in part (as evidenced by a commitment letter, executed term sheet or executed letter of intent, or definitive legal documents under which less than all advances have been made) prior to the date a Member has submitted a notice pursuant to this Section 6.14 and (b) satisfy funding or other obligations with respect to all Investments made prior to the date a Member has submitted a notice pursuant to this Section 6.14, including any ongoing funding obligations relating to Revolving Credit Investments. In furtherance of obtaining the Senior Financing, the Company shall promptly reimburse WHF for any fees and expenses due under that certain engagement letter agreement between WHF and GreensLedge Capital Markets LLC, dated November 16, 2018; provided, however, that in no event shall such reimbursement of fees and expenses exceed $375,000 in the aggregate.

Section 6.15         Budget.

(a)         The Administrative Agent shall prepare a reasonably detailed annual budget for the operation of the Company (the “Budget”). Each proposed Budget shall contain good faith estimates of the recurring and anticipated expenses for the period or Fiscal Year to which it relates.

(b)         The Administrative Agent shall submit a proposed Budget to the Board on or before November 30 of each year for the immediately following Fiscal Year; provided, however, that for the 2019 Fiscal Year, the Administrative Agent may submit a proposed Budget to the Board on or before 30 days after the date of this Agreement. The Board shall, within 30 days after receipt of any proposed Budget, either (i) approve such Budget or (ii) advise the Administrative Agent in writing of specific objections thereto. If the Board has objections to the Budget, then the Administrative Agent shall revise the same to address such objections and resubmit the same to the Board in writing within 10 business days after its receipt of the objections thereto, whereupon the process set forth above shall be utilized again (except that the Board shall respond to any revised Budget in writing within 10 business days of its receipt of the revised Budget), until an Budget has been approved. An Budget that has been approved by the Board is referred to as an “Approved Budget”. In addition, the Administrative Agent shall have the right to submit a revised Approved Budget in writing to the Board for approval (which approval shall not be unreasonably withheld), and if the Board has objections to such revisions, the Board shall advise the Administrative Agent in writing of its objections within 30 days of receipt thereof. The Administrative Agent shall not cause or permit the Company to incur costs, obligations or expenses except to the extent the same are contemplated by the Approved Budget, subject to Board Approval.

ARTICLE 7
TRANSFERS OF COMPANY INTERESTS; WITHDRAWALS

Section 7.1           Transfers by Members.

(a)         No Member may transfer its interest in the Company without Board Approval. Notwithstanding the foregoing, without Board Approval, (i) a Member may Transfer its Entire Interest to an Affiliate of such Member or, in the case of STRS Ohio, a successor government plan established under the laws of the State of Ohio; provided that either (A) such transferee provides evidence reasonably satisfactory to the Company of its financial capacity to meet the obligations of the transferring Member under this Agreement and any Subscription Agreement to which the transferring Member is a party or (B) the transferring Member remains liable for its Capital Commitment and its obligations hereunder and (ii) any Member may make a transfer in accordance with Section 8.3(e), in each case if such Transfer is otherwise in accordance with the requirements of this Section 7.1.

(b)         No Transfer by a Member shall be binding upon the Company until the Company receives an executed copy of such documentation as reasonably requested by the other Member to show such Transfer is in accordance with this Section 7.1.

(c)         Any Person which acquires an interest in the Company by Transfer in accordance with the provisions of this Agreement shall be admitted as a substitute Member; provided the requirements of this Agreement are satisfied. The admission of a transferee as a substitute Member shall be conditioned upon the transferee’s written assumption, in form and substance reasonably satisfactory to the other Member, of all obligations of the transferor in respect of the Transferred interest and execution of an instrument reasonably satisfactory to the other Member whereby such transferee becomes a party to this Agreement.

(d)         Any transferee of the interest of a Member, irrespective of whether such transferee has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of such Transfer to have agreed to be subject to the terms and provisions of this Agreement in the same manner as its transferor.

(e)         As additional conditions to the validity of any Transfer of a Member’s interest, such Transfer shall not:

(i)          violate the registration provisions of the Securities Act or the securities laws of any applicable jurisdiction;

(ii)         cause the Company to cease to be entitled to the exemption from the definition of an “investment company” pursuant to Section 3(c)(7) of the 1940 Act and the rules and regulations of the SEC thereunder;

(iii)        result in the Company being classified as a “publicly traded partnership” under the Code;

(iv)        unless the other Member waives in writing the application of this clause (iv) with respect to such Transfer (which the other Member may refuse to do in its absolute discretion), be to a Person which is an ERISA Plan; or

(v)         cause the Company or the other Member to be in violation of, or effect an Transfer to a Person that is in violation of, applicable Investor Laws.

The non-Transferring Member may require reasonable evidence as to the foregoing, including, without limitation, an opinion of counsel reasonably acceptable to the non-Transferring Member. Any purported Transfer as to which the conditions set forth in clauses (i) through (v) are not satisfied shall be void ab initio. A Transferring Member shall be responsible for all costs and expenses incurred by the Company, including reasonable legal fees and expenses, in connection with any Transfer or proposed Transfer.

Section 7.2          Withdrawal by Members. Members may withdraw from the Company only as provided by this Agreement.

(a)         Notwithstanding any provision contained herein to the contrary, if a Member shall obtain an opinion of counsel to the effect that, as a result of the other Member’s ownership of an interest in the Company, the Company would be required to register as an investment company under the 1940 Act, such other Member shall, upon written notice from such first Member, withdraw from or reduce (in accordance with the provisions of Section 7.2(c)) its interest in the Company (including its Capital Commitment) to the extent such first Member has determined, based upon such opinion of counsel, to be necessary in order for the Company not to be required to so register. Each Member shall, upon written request from the other Member, promptly furnish to the other Member such information as the other Member may reasonably request from time to time in order to make a determination pursuant to this Section 7.2(a), but in no event later than 10 business days after such request.

(b)         Notwithstanding any provision herein to the contrary, if a Member shall breach such Member’s obligation under the immediately following sentence, or if the other Member shall obtain an opinion of counsel to the effect that any contribution or payment by a Member to the Company would cause the Member, the Company, or the other Member to be in violation of, or to the effect that such Member is in violation of, any law or regulation to which the Company, a Member, or such Member’s investment in the Company may be subject from time to time (collectively, “Investor Laws”), such Member shall, upon written notice from the other Member, withdraw from the Company in accordance with the provisions of Section 7.2(c). Each Member shall, upon written request from the other Member, promptly furnish to the other Member such information as the other Member may reasonably request from time to time in order to make a determination pursuant to this Section 7.2(b), but in no event later than 10 business days after such request. For the avoidance of doubt, no Member shall be required to take any action in violation of Investor Laws.

(c)         If a Member partially withdraws its interest in the Company pursuant to this Section 7.2, it shall receive, in full payment for such withdrawn interest from first cash and cash equivalents available for distribution pursuant to Article 5, the sum of the portion of the Capital Account attributable to such withdrawn interest (adjusted to reflect the Value of the Company as determined as of the date of the last quarterly valuation pursuant to Section 9.5). If a Member withdraws its entire interest in the Company pursuant to this Section 7.2, then the Company shall terminate as provided by Article 8.

ARTICLE 8
TERM, DISSOLUTION AND LIQUIDATION OF COMPANY

Section 8.1          Term. Except as provided in Section 8.2, the Company shall continue without dissolution until all Investments are liquidated by the Company.

Section 8.2          Dissolution. The Company shall be dissolved and its affairs wound up upon the earliest to occur of the following events:

(a)         the expiration of the term of the Company determined pursuant to Section 8.1;

(b)         distribution of all assets of the Company;

(c)         (i) the full withdrawal of a Member of the Company pursuant to Section 7.2, (ii) a bankruptcy, insolvency, dissolution or liquidation of a Member, (iii) the making of an assignment for the benefit of creditors by a Member, (iv) an Event of Default not cured within any applicable notice and cure periods, (v) a Holder Event of Default (as defined in the Subordinated Note) under the Subordinated Note not cured within any applicable notice and cure periods or (vi) a termination of the Administrative Services Agreement in accordance with Section 6.1(b), in each case of clauses (ii) through (vi) above at the election of the other Member by providing written notice of such election;

(d)         a determination by the SEC to subject WHF’s participation in the Company to an accounting, regulatory, reporting or tax treatment or other consequence which WHF, in its sole discretion, determines to be materially adverse to it, or a change by the SEC of any assent it may have granted regarding WHF’s interest in the Company or the terms of such assent or its conclusions regarding the accounting or reporting treatment or other consequence which WHF, in its sole discretion, determines to be materially adverse to it, in each case at the election of WHF by providing written notice of such election to STRS Ohio;

(e)         the entry of a decree of judicial dissolution pursuant to the Act, in which event the provisions of Section 8.3, as modified by said decree, shall govern the winding up of the Company’s affairs;

(f)         a written notice by a Member to the other Member to dissolve the Company, which notice shall become effective as stated therein but no less than 90 days after delivery (unless the other Member waives such notification requirement); or

(g)         a written notice by a Member to the other Member to dissolve the Company if within 180 days after the date of this Agreement definitive documentation is not executed by the Company or its Subsidiaries with respect to the Senior Financing; provided that such written notice is given within 90 days following such 180th day and before the Senior Financing is finalized.

Section 8.3           Wind-Up.

(a)         Upon the dissolution of the Company, the Company shall be liquidated in accordance with this Article and the Act. The liquidation shall be conducted by the Administrative Agent and supervised by the Board in the same manner provided by Article 6 with respect to the operation of the Company during its term; provided, however, that in the case of a dissolution and winding up of the Company pursuant to Sections 8.2(c)(iv) as a result of an Event of Default with respect to WHF, STRS Ohio may elect, by written notice to WHF and the Company within 10 days following the occurrence of such event, to cause the Company to engage an independent third party firm selected in accordance with the provisions of this Section 8.3 to exercise, as liquidating agent, all of the rights, powers and authority with respect to the assets and liabilities of the Company in connection with the liquidation of the Company, to the same extent as the Board would have during the term of the Company. Upon such election by STRS Ohio, the Administrative Agent shall immediately cease accruing the Administrative Fee. The fees and expenses of such independent third party firm shall be borne by the Company; provided, however, that without WHF’s prior written consent, such fees and expenses shall not exceed an amount equal to 1% of the fair market value of the Company’s portfolio of Investments as of the date of the engagement of such firm and as determined in accordance with Section 9.5. During the 15 business days following the date of this Agreement, the Members shall cooperate in good faith to select at least three independent third party firms to set forth on Exhibit B. If, within such 15 business day period, the Members are unable to agree on at least one such firm, STRS Ohio shall present WHF with at least three nationally recognized independent third party firms, and WHF shall select at least one such firm to set forth on Exhibit B within five business days.

(b)         From and after the date on which an event set forth in Section 8.2 becomes effective, the Company shall cease to make Investments after that date, except for (i) Investments which the Company was committed to make in whole or in part (as evidenced by a commitment letter, executed term sheet or executed letter of intent, or definitive legal documents under which less than all advances have been made) on or before such effective date, and (ii) satisfying funding or other obligations with respect to all Investments made prior to such effective date, including any ongoing funding obligations relating to Revolving Credit Investments. Capital calls against the Capital Commitment of the Members shall cease from and after such effective date; provided that capital calls against the Capital Commitment of the Members may continue to fund the allocable share of Investments in which the Company continues to participate (as set forth in the immediately preceding sentence), Expenses and all other obligations of the Company. Subject to the foregoing, the Members shall continue to bear an allocable share of Expenses and other obligations of the Company until all Investments in which the Company participates are repaid or otherwise disposed of in the normal course of the Company’s activities.

(c)         Distributions to the Members during the winding up of the Company shall be made no less frequently than monthly to the extent consisting of a Member’s allocable share of cash and cash equivalents, after taking into account reasonable reserves deemed appropriate by Board Approval (or in the event of a dissolution and winding up of the Company by an independent third party firm pursuant to Sections 8.3(a), by such independent third party firm) to fund Investments in which the Company continues to participate (as set forth in the immediately preceding paragraph), Expenses and all other obligations (including without limitation contingent obligations) of the Company. Unless waived by Board Approval, the Company also shall withhold the lesser of $1,000,000 or 10% of distributions in any calendar year during which the Company is winding up, which withheld amount shall be distributed within 60 days after the completion of the annual audit covering such year. A Member shall remain a member of the Company until all Investments in which the Company participates are repaid or otherwise disposed of, the Member’s allocable share of all Expenses and all other obligations (including without limitation contingent obligations) of the Company are paid, and all distributions are made hereunder, at which time the Member shall have no further rights under this Agreement.

(d)         Upon dissolution of the Company, final allocations of all items of Company Profit and Loss shall be made in accordance with Section 4.2. Upon dissolution of the Company, the assets of the Company shall be applied in the following order of priority:

(i)          To creditors (other than Members) in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Board may by Board Approval, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company;

(ii)         To creditors who are Members (including in their capacity as holders of the Subordinated Note) in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Board may by Board Approval, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company;

(iii)        To establish any reserves which the Board may by Board Approval, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company to Members; and

(iv)        The balance, if any, to the Members in accordance with Section 5.1(d).

(e)         Notwithstanding the foregoing but subject to Section 8.3(f), upon the occurrence of an event described in Section 8.2 (other than Section 8.2(c)(iv)), either Member may elect by written notice to the other Member, for a period of 30 days following the occurrence of such event, to purchase its pro rata portion of the Company’s portfolio of Investments from the Company. If a Member notifies the Company that it will not make such election or does not make such election within such 30-day period, the other Member may elect to purchase such pro rata portion of the Company’s portfolio of Investments by delivering written notice to such Member within 10 days after the expiration of such 30-day period. The purchase price payable to the Company for any portion of the Company’s portfolio of Investments shall be equal to the fair market value thereof as of the date of the Member’s written notice is given to the other Member regarding its election and as determined in accordance with Section 9.5. The purchase price shall be payable in cash to the Company within 90 days after the Member’s written notice is given to the other Member regarding its election.

(f)          Notwithstanding Section 8.3(e), upon the occurrence of an event described in Section 8.2(c)(iv), the Non-Defaulting Member may elect by written notice to the Defaulting Member, for a period of 30 days following the occurrence of such event, to purchase up to 100% of the Company’s portfolio of Investments. If the Non-Defaulting Member notifies the Company that it will not make such election or will purchase less than 100% of the Company’s portfolio of Investments or does not make such election within such 30-day period, the Defaulting Member may elect to purchase any remaining portion of the Company’s portfolio of Investments by delivering written notice to such Member within 10 days after the expiration of such 30-day period. The purchase price for any portion of the Company’s portfolio of Investments shall be equal to the fair market value thereof as of the date of the Member’s written notice is given to the other Member regarding its election and as determined in accordance with Section 9.5. The purchase price shall be payable in cash within 90 days after the Member’s written notice is given to the other Member regarding its election.

(g)         For the avoidance of doubt, in the event of any purchase of a portion of the Company’s portfolio of Investments pursuant to Section 8.3(e) or 8.3(f), the Member that is entitled to purchase such portion may only purchase a proportionate amount of each such Investment, and in no event shall any Member be entitled to purchase only selected Investments from the Company’s portfolio.

(h)         In the event that an audit or reconciliation relating to the fiscal year in which a Member receives a distribution under this Section 8.3 reveals that such Member received a distribution in excess of that to which such Member was entitled, the other Member may, in its discretion, seek repayment of such distribution to the extent that such distribution exceeded what was due to such Member.

(i)          Each Member shall be furnished with a statement prepared by the Company’s accountant, which shall set forth the assets and liabilities of the Company as at the date of complete liquidation, and each Member’s share thereof. Upon compliance with the distribution plan set forth in this Section 8.3, the Members shall cease to be such, and either Member may execute, acknowledge and cause to be filed a certificate of cancellation of the Company.

ARTICLE 9
ACCOUNTING, REPORTING AND VALUATION PROVISIONS

Section 9.1           Books and Accounts.

(a)         Complete and accurate books and accounts shall be kept and maintained for the Company at its principal business office. Such books and accounts shall be kept on the accrual basis method of accounting and shall include separate Capital Accounts for each Member. Capital Accounts for financial reporting purposes and for purposes of this Agreement shall be maintained in accordance with Section 4.1, and for U.S. federal income tax purposes the Members shall cause the Administrative Agent to maintain the Members’ Capital Accounts in accordance with the Code and applicable Treasury Regulations. Each Member or its duly authorized representative, at its own expense, shall at all reasonable times and upon reasonable prior written notice to the Administrative Agent have access to, and may inspect, such books and accounts and any other records of the Company for any purpose reasonably related to its interest in the Company.

(b)         All funds received by the Company shall be deposited in the name of the Company in such bank account or accounts or with such custodian, and securities owned by the Company may be deposited with such custodian, as may be designated by Board Approval from time to time and withdrawals therefrom shall be made upon such signature or signatures on behalf of the Company as may be designated by Board Approval from time to time.

Section 9.2           Financial Reports; Tax Return.

(a)         The Company shall engage the independent certified public accountant of WHF or such other accountant selected and approved by Board Approval to act as the accountant for the Company and to audit the Company’s books and accounts as of the end of each fiscal year. As soon as practicable, but no later than 75 days, after the end of such fiscal year, the Board shall cause the Administrative Agent to deliver, by any of the methods described in Section 10.6, to each Member and to each former Member who withdrew during such fiscal year:

(i)          audited financial statements of the Company as of the end of and for such fiscal year, including a balance sheet and statement of income, statement of cash flows and statement of changes of members’ interests, together with the report thereon of the Company’s independent certified public accountant, which annual financial statements shall be approved by Board Approval;

(ii)         a statement of holdings of securities of the Company, including both the cost and the valuation of such securities as determined pursuant to Section 9.5, and a statement of such Member’s Capital Account;

(iii)         to the extent that the requisite information is then available, a Schedule K-1 for such Member with respect to such fiscal year, prepared in accordance with the Code, together with corresponding forms for state income tax purposes, setting forth such Member’s distributive share of Company items of Profit or Loss for such fiscal year and the amount of such Member’s Capital Account as of the end of such fiscal year; and

(iv)        such other financial information and documents respecting the Company and its business as the Administrative Agent deems appropriate, or as a Member may reasonably require and request, to enable such Member to comply with regulatory requirements applicable to it or to prepare its federal and state income tax returns.

(b)        The Members shall cause the Administrative Agent to prepare and timely file after the end of each fiscal year of the Company all federal and state income tax returns of the Company for such fiscal year.

(c)         As soon as practicable, but in no event later than 40 days, after the end of each of the first three fiscal quarters of a fiscal year, the Board shall cause the Administrative Agent to prepare and deliver, by any of the methods described in Section 10.6, to each Member (i) unaudited financial information with respect to such Member’s allocable share of Profit or Loss and changes to its Capital Account as of the end of such fiscal quarter and for the portion of the fiscal year then ended, (ii) a statement of holdings of securities of the Company as to which such Member participates, including both the cost and the valuation of such securities as determined pursuant to Section 9.5, (iii) an Approved Budget report and (iv) such other financial information as the Administrative Agent deems appropriate, or as a Member may reasonably require and request, to enable such Member to comply with regulatory requirements applicable to it.

Section 9.3          Tax Elections. The Company may, by Board Approval, but shall not be required to, make any election pursuant to the provisions of Sections 754, 6221(b), or 1045 of the Code, or any other election required or permitted to be made by the Company under the Code.

Section 9.4          Confidentiality.

(a)         Each Member agrees to maintain the confidentiality of the Company’s records, reports and affairs, and all information and materials furnished to such Member by the Company, the other Member, the other Member’s investment adviser, if applicable, the Administrative Agent or their Affiliates with respect to their respective businesses and activities; each Member agrees not to provide to any other Person copies of any financial statements, tax returns or other records or reports, or other information or materials, provided or made available to such Member; and each Member agrees not to disclose to any other Person any information contained therein (including any information respecting Portfolio Companies), without the express prior written consent of the disclosing party; provided that:

(i)          Members may disclose any such information as may be required by law in connection with their filings with the SEC; and

(ii)         any Member may provide financial statements, tax returns and other information contained therein: (1) to such Member’s accountants, internal and external auditors, legal counsel, financial advisors and other fiduciaries and representatives (who may be Affiliates of such Member) as long as such Member instructs such Persons to maintain the confidentiality thereof and not to disclose to any other Person any information contained therein; (2) to bona fide potential transferees of such Member’s interest that agree in writing, for the benefit of the Company, to maintain the confidentiality thereof, but only after reasonable advance notice to the Company; (3) if and to the extent required by law (including judicial or administrative order); provided that, to the extent legally permissible, the Company is given prior notice to enable it to seek a protective order or similar relief; (4) to representatives of any governmental regulatory agency or authority with jurisdiction over such Member, or as otherwise may be necessary to comply with regulatory requirements applicable to such Member; and (5) in order to enforce rights under this Agreement.

(b)         Notwithstanding the foregoing, the following shall not be considered confidential information for purposes of this Agreement: (i) information generally known to the public through no fault of any Member; (ii) information obtained by a Member from a third party who is not prohibited from disclosing the information; (iii) information in the possession of a Member prior to its disclosure by the Company, the other Member, the other Member’s investment adviser, the Administrative Agent or their Affiliates; or (iv) information which a Member can show by written documentation was developed independently of disclosure by the Company, the other Member, the other Member’s investment adviser, the Administrative Agent or their Affiliates. Without limitation to the foregoing, STRS Ohio shall not engage in the purchase, sale or other trading of securities or derivatives thereof based upon confidential information received from the Company, the other Member, the other Member’s investment adviser, the Administrative Agent or their Affiliates.

(c)         To the extent permitted by applicable law, and notwithstanding the provisions of this Article 9, each of the Company, the other Member, the other Member’s investment adviser, the Administrative Agent or any of their Affiliates may, in its reasonable discretion, keep confidential from any Member information to the extent such Person reasonably determines that: (i) disclosure of such information to such Member likely would have a material adverse effect upon the Company or a Portfolio Company due to an actual or likely conflict of business interests between such Member and one or more other parties or an actual or likely imposition of additional statutory or regulatory constraints upon the Company, the other Member, the other Member’s investment adviser, the Administrative Agent, any of its Affiliates or a Portfolio Company; or (ii) such Member cannot or will not adequately protect against the improper disclosure of confidential information, the disclosure of which likely would have a material adverse effect upon the Company, the other Member, the other Member’s investment adviser, the Administrative Agent, any of its Affiliates or a Portfolio Company. Notwithstanding the foregoing, each of the Company, the other Member, the Administrative Agent or any of their Affiliates shall promptly provide to each Member all relevant information and documents related to any notice or request (whether written or oral) received from any governmental or regulatory agency involving any pending or threatened Proceeding in connection with the activities or operations of the Company.

(d)         The Members: (i) acknowledge that the Company, WHF, the Administrative Agent, its Affiliates, and their respective direct or indirect members, partners, managers, officers, directors and employees are expected to acquire confidential third-party information that, pursuant to fiduciary, contractual, legal or similar obligations, cannot be disclosed to the Company or the Members; and (ii) agree that none of such Persons shall be in breach of any duty under this Agreement or the Act as a result of acquiring, holding or failing to disclose such information to the Company or the Members.

Section 9.5          Valuation. Valuations shall be made (a) as of the end of each fiscal quarter, (b) in connection with a Member’s election to purchase all or a portion of the Company’s portfolio of Investments pursuant to Section 8.2(e) or 8.2(f), (c) upon liquidation of the Company and (d) at such other times as may be reasonably requested by a Member, in each case in accordance with WHF’s valuation policy, as it may be amended or modified from time to time, to the extent that such amendments or modifications are also approved by the Board. All valuations shall be final and binding on all Members and shall be presumed to be accurate if completed in accordance with WHF’s valuation policy, absent actual and apparent error; provided, however, that, if the valuation of any particular Investment is not determined by an independent valuation consultant, either Member may object to such valuation by giving written notice to the other Member and the Company within 10 days following the determination of the valuation of such Investment. If any Member so validly objects to such valuation, the Company shall cause the Administrator to engage an independent valuation consultant to determine such valuation. Valuations of the Company’s assets by independent valuation consultants shall be at the Company’s expense.

ARTICLE 10
MISCELLANEOUS PROVISIONS

Section 10.1         Power of Attorney.

(a)         Each Member irrevocably constitutes and appoints WHF the true and lawful attorney-in-fact of such Member to execute, acknowledge, swear to and file any of the following:

(i)          Any certificate or other instrument (i) which may be required to be filed by the Company under the laws of the United States, the State of Delaware, or any other jurisdiction, or (ii) which WHF shall deem advisable to file; provided that no such certificate or instrument shall have the effect of amending this Agreement other than as permitted hereby;

(ii)         Any amendment or modification of any certificate or other instrument referred to in this Section 10.1; and

(iii)        Any agreement, document, certificate or other instrument which any Member is required to execute in connection with the termination of such Member’s interest in the Company and the withdrawal of such Member from the Company, or in connection with the reduction of such Member’s interest in the Company, in each case in accordance with the terms of this Agreement, which such Member has failed to execute and deliver within 10 days after written request by WHF.

It is expressly acknowledged by each Member that the foregoing power of attorney is coupled with an interest and shall survive death, legal incapacity and assignment by such Member of its interest in the Company; provided, however, that if a Member shall assign all of its interest in the Company and the assignee shall, in accordance with the provisions of this Agreement, become a substitute Member, such power of attorney shall survive such assignment only for the purpose of enabling each attorney-in-fact to execute, acknowledge, swear to and file any and all instruments necessary to effect such substitution.

(b)         Each Member agrees to execute, upon five business days’ prior written notice, a confirmatory or special power of attorney, containing the substantive provisions of this Section 10.1, in a form satisfactory to WHF.

Section 10.2         Governing Law; Jurisdiction; Jury Waiver; Waiver of Partition. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. To the fullest extent permitted by law, in the event of any dispute or controversy arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of New York in the County of New York and of the U.S. District Court for the Southern District of New York.

THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 10.3         Certificate of Formation. The Members hereby approve and ratify the filing of the Certificate of Formation on behalf of the Company.

Section 10.4         Force Majeure. Whenever any act or thing is required of the Company or a Member hereunder to be done within any specified period of time, the Company and the Member shall be entitled to such additional period of time to do such act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of the Company or the Member, including, without limitation, bank holidays, and actions of governmental agencies, and excluding, without limitation, economic hardship; provided that this provision shall not have the effect of relieving the Company or the Member from the obligation to perform any such act or thing.

Section 10.5        Waivers.

(a)         No waiver of the provisions hereof shall be valid unless in writing and then only to the extent therein set forth. Any right or remedy of the Members hereunder may be waived by Board Approval, and any such waiver shall be binding on all Members, other than situations where such rights or remedies are non-waivable under applicable law. Except as specifically herein provided, no failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

(b)         Except as otherwise provided in this Agreement or for situations in which the approval or consent of all or certain Members is required by non-waivable provisions of applicable law, any approval or consent of the Members may be given by Board Approval, and any such approval or consent shall be binding on all Members.

Section 10.6        Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing or by electronic mail (with or without attached PDFs), and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or sent by electronic mail, overnight courier or facsimile transmission, addressed as follows: if intended for the Company, to the Company’s principal office determined pursuant to Section 2.3; and if intended for any Member, to the address of such Member set forth on the Company’s records, or to such other address as any Member may designate by written notice. Notices shall be deemed to have been given (i) when personally delivered, (ii) if sent by registered or certified mail, on the earlier of (A) three days after the date on which deposited in the mails or (B) the date on which received, or (iii) if sent by electronic mail, overnight courier or facsimile transmission, on the date on which received; provided that notices of a change of address shall not be deemed given until the actual receipt thereof. The provisions of this Section shall not prohibit the giving of written notice in any other manner; any such written notice shall be deemed given only when actually received.

Section 10.7         Construction.

(a)         The captions used herein are intended for convenience of reference only and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b)         As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c)         The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)         References in this Agreement to Articles, Sections and Schedules are intended to refer to Articles, Sections and Schedules of this Agreement unless otherwise specifically stated.

(e)         Unless otherwise specified, references herein to applicable statutes or other laws are references to the federal laws of the United States.

(f)         Nothing in this Agreement shall be deemed to create any right in or benefit for any creditor of the Company that is not a party hereto, and this Agreement shall not be construed in any respect to be for the benefit of any creditor of the Company that is not a party hereto.

(g)         Nothing contained herein shall be construed to constitute any Member the agent of another Member, except as otherwise specified in this Agreement or in the Administrative Services Agreement.

Section 10.8        Amendments. This Agreement may be amended at any time and from time to time by a written instrument executed by each Member; provided that Exhibit B shall be amended in accordance with Section 8.3(a) herein.

Section 10.9        Further Assurances.

(a)         The Members agree to execute such other instruments and documents and take such other actions as may be required by law or which a Member or the Board deems reasonably necessary or appropriate to carry out the intent of this Agreement.

(b)        Each Member shall directly bear all of its own fees and expenses associated with the preparation, negotiation, execution and delivery of this Agreement and the other documents contemplated hereby.

Section 10.10       Legal Counsel. Schedule II is incorporated by reference herein.

Section 10.11      Execution. This Agreement may be executed in any number of counterparts and all such counterparts together shall constitute one agreement binding on all Members. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 10.12      Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto; provided that this provision shall not be construed to permit any assignment or transfer which is otherwise prohibited hereby.

Section 10.13      Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby.

Section 10.14      Computation of Time. In computing any period of time under this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday on which banks in New York are closed, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or such a legal holiday. Any reference to “business day” shall refer to any day which is not a Saturday, Sunday or such a legal holiday. Any references to time of day shall refer to New York time.

Section 10.15      Entire Agreement. This Agreement and the Subscription Agreements constitute the entire agreement between the parties and supersede all prior agreements, understandings and arrangements with respect to the subject matter hereof.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Members have caused this Agreement to be executed and delivered as of the date first above written.

WHITEHORSE FINANCE, INC.

By:	/s/ Stuart Aronson
Name:	Stuart Aronson
Title:	Chief Executive Officer

STATE TEACHERS RETIREMENT SYSTEM OF OHIO

By:	/s/ John D. Morrow
Name:	John D. Morrow
Title:	Deputy Executive Director, Investments